Exhibit 99.2

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of Cape Bancorp, Inc. (“Cape”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Cape and Colonial Financial Services, Inc. (“Colonial Financial”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger dated as of September 10, 2014, by and between Cape and Colonial Financial (the “Merger Agreement”) wherein Colonial Financial will merge with and into Cape, with Cape as the surviving entity.

November 17, 2014	/s/ Hugh J. McCaffrey
Hugh J. McCaffrey